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EXHIBIT 3.5

     CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                   (After Issuance of Stock)

                FIRST AMERICAN SCIENTIFIC CORP.

     I, the undersigned, C. L. Kantonen, President and Secretary of FIRST AMERICAN SCIENTIFIC CORP. do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 1st day of March, 2000, adopted resolutions to amend the original articles as follows:

     Article VI is hereby amended to read as follows:

          The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares of Common Stock at $0.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, services, the stock of other corporations or other values, rights, or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive.

     That on the 8th day of June, 2000, the shareholders of the corporation approved the foregoing resolution. The number of shares of the corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 99,121,018; that the said change and amendment have been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     Dated this 19th day of June, 2000.



                              /s/ C. L. Kantonen

     On June 19, 2000, personally appeared before me, a Notary
Public, C. L. Kantonen, President and Secretary of First American
Scientific Corp. who acknowledged to me that he executed the above instruments.

                              /s/ Shemin R. Jamal
                              Notary Public
                              Residing in the Municipality of
                              North Vancouver, British Columbia

My Commission Expires:

Permanent Commission